EXHIBIT 16.1

May 5, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:Gaia, Inc.

File Reference No: 000-27517

Commissioners:

We have read Item 4.01 included in the Form 8-K of Gaia, Inc. filed with the Securities and Exchange Commission regarding its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ PLANTE & MORAN, PLLC